SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                          Date of Report: June 21, 2006
                        (Date of earliest event reported)

                           STEM CELL INNOVATIONS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                         0-10379                22-2313648
(State or other jurisdiction of     (Commission File No.)       (IRS Employer
       incorporation)                                        Identification No.)


                                1812 Front Street
                             Scotch Plains, NJ 07076
                    (Address of Principal Executive Offices)

                                 (908) 663-2150
               (Registrant's telephone number including area code)

          (Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors;
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Appointment of Principal Officers.
---------------------------------

         On June 21, 2006, Mr. Tony Coelho was appointed to the Company's Board of Directors. Mr. Coelho was elected to the U.S. House of Representatives in 1978. He served as Majority Whip from 1987 to 1989. While in the House, Mr. Coelho, who has epilepsy, authored the Americans with Disabilities Act, widely recognized as the most important piece of civil rights legislation in the last 30 years. He is currently the Chair of the Epilepsy Foundation of America and serves on numerous Presidential and other national committees related to disabilities.

         From 1989 to 1995, Mr. Coelho was Managing Director of Wertheim Schroeder & Co., Inc., and served as President and CEO of Wertheim Schroeder Investment Services, during which time the assets under management increased from $400 million to $5 billion. He has served on numerous corporate boards and currently serves on the boards of Cyberonics, Inc., Warren Resources and Service Corporation International.

         In connection with his appointment to the Company's Board of Directors, Mr. Coelho received options to purchase 1,000,000 shares of the Company's common stock, exercisable at a price of $.35 per share (the closing price of the common stock on the date which Mr. Coelho was appointed to the Board of Directors). The options become exercisable as follows: (i) 25% on December 21, 2006, (ii) 50% on June 21, 2007, (iii) 75% on December 21, 2007 and (iv) 100% on June 21, 2008.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   June 27, 2006



                                        STEM CELL INNOVATIONS, INC.

                                        By: /s/ JAMES H. KELLY
                                            -------------------------------
                                        Its: Chief Executive Officer

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